Exhibit 10.2

August 20, 2010

VIA REGISTERED MAIL

Iconic Brands, Inc.
1174 Route 109
Lindenhurst, NY 11757
Attention: Richard J. DeCicco

Re: FORMAL NOTICE OF DEFAULT

Mr. DeCicco:

We refer to that certain Termination Agreement dated as of June 5, 2009 (the "Termination Agreement") by and among Harbrew Imports, Ltd. ("Harbrew") , Capstone Capital Group I, LLC ("Capstone Capital") and Capstone Business Credit, LLC ("Capstone Business" and together with Capstone Capital, collectively, "Capstone"). Capitalized terms used but not defined herein shall have the meanings set forth in the Termination Agreement.

Capstone hereby notifies Harbrew that pursuant to Section 3(c) of the Promissory Note certain Events of Default have occurred and are continuing. Capstone hereby further notifies Harbrew that, in accordance with Section 3(c) of the Promissory Note, all amounts owing or payable are immediately due, payable and demanded from Harbrew.

Harbrew is obligated to repay the amounts owing and payable together with all costs of collection incurred by Capstone. Capstone hereby demands that you effectuate payment to Capstone of the amounts owing and payable on or before September 1, 2010.

In the event payment is not made in full on or before September 1, 2010, Capstone reserves the right, without further notice, to take legal action to enforce all rights and remedies available to us under the Termination Agreement, Promissory Note and applicable law. In such event, Harbrew will also be responsible to pay all of Capstone's legal fees and costs associated with such action.

No failure to exercise, or delay by Capstone in exercising, any right, remedy, power or privilege under the Termination Agreement or otherwise shall constitute a release or waiver thereof; nor preclude any other or further exercise thereof, or exercise any other right, power or privilege.

Nothing contained herein shall be deemed or construed to constitute a waiver of any other defaults or Events of Default not enumerated herein, regardless of whether Capstone has knowledge of the same, or any rights or remedies under the Termination Agreement and Promissory Note arising as a result thereof, all of which defaults, Events of Default, rights and remedies are hereby expressly reserved.

Sincerely,

CAPSTONE CAPITAL GROUP I, LLC

By:	/s/ Joseph F. Ingrassia
Name: Joseph F. Ingrassia
Title:

1350 Avenue of the Americas, 24th Floor New York, NY 10019

tel 212.755.3636     fax 212.755.6833    www.capstonetrade.com